NEWS RELEASE

May 10, 2006

GoldSpring Announces First Quarter Net Profit from Operations;
Gold Production Expected to Increase Three Fold by the Third Quarter of 2006

Gold Hill, NV: May 10, 2006 - Today, GoldSpring, Inc. (OTCBB: GSPG) reports results from the Plum Mine operation for the quarter ended March 31, 2006. The Plum Mine realized a first time ever net profit of $52,030 for the first quarter 2006, compared to a loss of $817,630 for the first quarter 2005. The Company sold 992 ounces of gold at an average price of $542 per ounce during the first quarter of 2006, generating revenue of $537,806. During the same period in 2005, the Company sold 1,192 ounces of gold at an average price of $429 per ounce, generating revenue of $512,091. The Company’s ability to achieve profit success is largely due to the efforts of its management to implement its operational improvement plan, as further detailed in this press release. The Company’s consolidated first quarter 2006 financials are scheduled to be released on or before May 15, 2006, as part of its filing on Form 10-QSB.

This first ever profit from first quarter 2006 gold production at the Plum Mine is especially significant as production was hampered by unusually heavy precipitation in northern Nevada from mid-December 2005 through February 2006. The Plum Mine received fourteen inches of rain between mid-December and the end of February, filling the leach ponds, including the one hundred year storm pond, nearly to capacity. The high levels of effluents in the ponds prevented the Company from adding additional reagents to the leach pads. Because the Company was unable to add new material to the pad and put it under leach, they made the decision to cease mining operations in early-January but continued processing already mined ore. GoldSpring President and CEO, Rob Faber, said, “Our team at the mine did an excellent job, in a challenging situation, to insure the environmental integrity of our operation.” The Company hopes to resume normal mining operations by the end of May 2006. The Plum Mine’s reclamation, exploration and test mining expenses for the first quarter of 2006 were $843,945 less than for the same period of 2005.

Jim Golden, Goldspring’s mining executive, said, “We are starting to experience the benefits of the operational improvement program that we initiated in 2005. Most recently, we have made the decision to take over our mining operations, which were previously performed by an outside contractor. We plan to have our mining operation in place by the end of May 2006. Based on our mine plan and internal calculations, we anticipate that taking over the mining operations will reduce our gold production costs by $40 per ounce, resulting in a production cost of less than $350 per ounce.” Over the next two months, the Company will be ramping up gold production and expects monthly production to reach 1,200 ounces of gold by mid-summer 2006. Jim Golden stated, “As a result of the ongoing development of the mine plan, the average grade of our ore has increased, further benefiting our results.”

GoldSpring, Inc. is a North American precious metals mining company with an operating gold and silver mine in northern Nevada. The Company was formed in mid-2003 and acquired the Plum Mine property in November 2003. In the Company’s three years in existence, it has accomplished the following: secured permits, built an infrastructure and brought the Plum Mine project into production. During 2005, the Company sought to expand its business even further by acquiring additional properties around the Plum project in northern Nevada, expanding its footprint and creating additional opportunities for exploration. GoldSpring is an emerging company, looking to continued to expand upon its foundation and success through the acquisition of other mineral properties in North America which have reserves and exploration potential that can be efficiently put into near-term production. The Company’s objectives are to increase production and reserves through exploration and acquisitions and expand its footprint at the Plum mine, thereby maximizing Company cash flow and shareholder value.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Goldspring) contains statements that are "forward-looking," as defined in Section 21E of the Securities Exchange Act, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, mining capability and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Goldspring. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. These and other factors, which could cause actual results to differ materially, are discussed in more detail in Goldspring's filings with the Securities and Exchange Commission.

Contact information for GoldSpring, Inc.:

P.O. Box 1118
Virginia City, NV 89440
Tel 775.847.5272
Fax 775.847.4762
www.goldspring.us

Rob Faber, President and CEO
(480) 603-5151
E-mail: rfaber@goldspring.us